                          MGIC INVESTMENT CORPORATION & SUBSIDIARIES
                        Years Ended December 31, 2001, 2000 and 1999

                            CONSOLIDATED STATEMENT OF OPERATIONS
                                                             2001              2000              1999
                                                             ----              ----              ----
                                                         (In thousands of dollars, except per share data)
Revenues:
   Premiums written:
      Direct .........................................  $    1,101,160    $      939,482    $      816,351
      Assumed ........................................             516               847             2,215
      Ceded (note 7) .................................         (65,323)          (52,941)          (26,221)
                                                        ---------------   ---------------   ---------------
   Net premiums written ..............................       1,036,353           887,388           792,345
   Decrease in unearned premiums .....................           5,914             2,703               236
                                                        ---------------   ---------------   ---------------
   Net premiums earned (note 7) ......................       1,042,267           890,091           792,581

   Investment income, net of expenses (note 4) .......         204,393           178,535           153,071
   Realized investment gains, net (note 4) ...........          37,352             1,432             3,406
   Other revenue .....................................          73,829            40,283            47,697
                                                        ---------------   ---------------   ---------------
      Total revenues .................................       1,357,841         1,110,341           996,755
                                                        ---------------   ---------------   ---------------

Losses and expenses:
   Losses incurred, net (notes 6 and 7) ..............         160,814            91,723            97,196
   Underwriting and other expenses ...................         234,494           177,837           198,147
   Interest expense ..................................          30,623            28,759            20,402
   Litigation settlement (note 13) ...................               -            23,221                 -
                                                        ---------------   ---------------   ---------------
      Total losses and expenses ......................         425,931           321,540           315,745
                                                        ---------------   ---------------   ---------------
Income before tax ....................................         931,910           788,801           681,010
Provision for income tax (note 10) ...................         292,773           246,802           210,809
                                                        ---------------   ---------------   ---------------
Net income ...........................................  $      639,137    $      541,999    $      470,201
                                                        ===============   ===============   ===============

Earnings per share (note 11):
   Basic .............................................  $         5.98    $         5.10    $         4.35
                                                        ===============   ===============   ===============
   Diluted ...........................................  $         5.93    $         5.05    $         4.30
                                                        ===============   ===============   ===============


See accompanying notes to consolidated financial statements.


                                       sixteen

                        MGIC INVESTMENT CORPORATION & SUBSIDIARIES
                              December 31, 2001 and 2000

                             CONSOLIDATED BALANCE SHEET
                                                                     2001               2000
                                                                     ----               ----
      ASSETS                                                        (In thousands of dollars)
      ------
Investment portfolio (note 4):
   Securities, available-for-sale, at market value:
       Fixed maturities ......................................   $    3,888,740     $   3,298,561
       Equity securities .....................................           20,747            22,042
       Short-term investments ................................          159,960           151,592
                                                                 ---------------    --------------
           Total investment portfolio ........................        4,069,447         3,472,195

Cash .........................................................           26,392             5,598
Accrued investment income ....................................           59,036            51,419
Reinsurance recoverable on loss reserves (note 7) ............           26,888            33,226
Reinsurance recoverable on unearned premiums (note 7) ........            8,415             8,680
Home office and equipment, net ...............................           34,762            31,308
Deferred insurance policy acquisition costs ..................           32,127            25,839
Investments in joint ventures (note 8) .......................          161,674           138,838
Other assets .................................................          148,271            90,678
                                                                 ---------------    --------------
       Total assets ..........................................   $    4,567,012     $   3,857,781
                                                                 ===============    ==============

      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Loss reserves (notes 6 and 7) .............................   $      613,664     $     609,546
   Unearned premiums (note 7) ................................          174,545           180,724
   Short- and long-term debt (note 5) ........................          472,102           397,364
   Income taxes payable ......................................           80,937            83,185
   Other liabilities .........................................          205,577           122,080
                                                                 ---------------    --------------
       Total liabilities .....................................        1,546,825         1,392,899
                                                                 ---------------    --------------

Contingencies  (note 13)

Shareholders' equity (note 11):
   Common stock, $1 par value, shares authorized
       300,000,000; shares issued 121,110,800;
       outstanding 2001 - 106,086,594; 2000 - 106,825,758 ....          121,111           121,111
   Paid-in surplus ...........................................          214,040           207,882
   Treasury stock (shares at cost 2001 - 15,024,206;
      2000 - 14,285,042) .....................................         (671,168)         (621,033)
   Accumulated other comprehensive income, net of tax
      (note 2) ...............................................           46,644            75,814
   Retained earnings (note 11) ...............................        3,309,560         2,681,108
                                                                 ---------------    --------------
       Total shareholders' equity ............................        3,020,187         2,464,882
                                                                 ---------------    --------------
       Total liabilities and shareholders' equity ............   $    4,567,012     $   3,857,781
                                                                 ===============    ==============

See accompanying notes to consolidated financial statements.

                                   seventeen

                                      MGIC INVESTMENT CORPORATION & SUBSIDIARIES
                                     Years Ended December 31, 2001, 2000 and 1999

                                    CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                                                        Accumulated
                                                                                           other
                                            Common        Paid-in        Treasury      comprehensive    Retained      Comprehensive
                                            stock         surplus         stock        income (note 2)  earnings         Income
                                          -----------    -----------   -------------   -------------- -------------   --------------
                                                                           (In thousands of dollars)
Balance, December 31, 1998 .............  $  121,111     $  217,022    $   (482,465)   $    94,572    $  1,690,351

Net income .............................           -              -               -              -         470,201    $     470,201
Unrealized investment losses, net ......           -              -               -       (135,307)              -         (135,307)
                                                                                                                      --------------
Comprehensive income ...................           -              -               -              -               -    $     334,894
                                                                                                                      ==============
Dividends declared .....................           -              -               -              -         (10,825)
Repurchase of outstanding
    common shares ......................           -              -        (200,533)             -               -
Reissuance of treasury stock ...........           -         (5,429)         17,291              -               -
                                          -----------    -----------   -------------   ------------   -------------

Balance, December 31, 1999 .............     121,111        211,593        (665,707)       (40,735)      2,149,727

Net income .............................           -              -               -              -         541,999    $     541,999
Unrealized investment gains, net .......           -              -               -        116,549               -          116,549
                                                                                                                      --------------
Comprehensive income ...................           -              -               -              -               -    $     658,548
                                                                                                                      ==============
Dividends declared .....................           -              -               -              -         (10,618)
Repurchase of outstanding
   common shares .......................           -              -          (6,224)             -               -
Reissuance of treasury stock ...........           -         (3,711)         50,898              -               -
                                          -----------    -----------   -------------   ------------   -------------

Balance, December 31, 2000 .............     121,111        207,882        (621,033)        75,814       2,681,108

Net income .............................           -              -               -              -         639,137    $     639,137
Unrealized investment losses, net ......           -              -               -        (21,351)              -          (21,351)
Unrealized loss on derivatives,
  net (note 5) .........................           -              -               -         (7,819)              -           (7,819)
                                                                                                                      --------------
Comprehensive income ...................           -              -               -              -               -    $     609,967
                                                                                                                      ==============
Dividends declared .....................           -              -               -              -         (10,685)
Repurchase of outstanding
   common shares .......................           -              -         (73,488)             -               -
Reissuance of treasury stock ...........           -          6,158          23,353              -               -
                                          -----------    -----------   -------------   ------------   -------------
Balance, December 31, 2001 .............  $  121,111     $  214,040    $   (671,168)   $    46,644    $  3,309,560
                                          ===========    ===========   =============   ============   =============

See accompanying notes to consolidated financial statements.

                                    eighteen

                            MGIC INVESTMENT CORPORATION & SUBSIDIARIES
                            Years Ended December 31, 2001, 2000 and 1999

                                CONSOLIDATED STATEMENT OF CASH FLOWS
                                                          2001             2000             1999
                                                          ----             ----             ----
                                                                (In thousands of dollars)
Cash flows from operating activities:
   Net income ...................................... $     639,137    $     541,999    $     470,201
   Adjustment to reconcile net income to
       net cash provided by operating
       activities:
           Amortization of deferred insurance
              policy acquisition costs .............        22,233           20,597           16,822
           Increase in deferred insurance policy
              acquisition costs ....................       (28,521)         (24,086)         (15,107)
           Depreciation and other amortization .....         8,281            6,860           11,746
           Increase in accrued investment income ...        (7,617)          (4,706)          (5,236)
           Decrease in reinsurance recoverable
               on loss reserves ....................         6,338            2,595            9,706
           Decrease (increase) in reinsurance
               recoverable on unearned premiums ....           265           (2,050)           2,126
           Increase (decrease) in loss reserves ....         4,118          (32,432)         (39,296)
           Decrease in unearned premiums ...........        (6,179)            (654)          (2,361)
           Equity earnings in joint ventures .......       (28,097)         (18,113)         (12,700)
           Other ...................................        16,161           61,027           19,114
                                                     --------------   --------------   --------------
Net cash provided by operating activities ..........       626,119          551,037          455,015
                                                     --------------   --------------   --------------

Cash flows from investing activities:
   Purchase of equity securities ...................           (71)         (14,629)         (14,035)
   Purchase of fixed maturities ....................    (2,801,654)      (1,807,718)      (1,223,599)
   Investments in joint ventures ...................       (15,000)         (19,180)         (13,599)
   Proceeds from sale of equity securities .........         1,685           14,029            4,150
   Proceeds from sale or maturity of fixed
      maturities ...................................     2,213,289        1,349,398          949,723
                                                     --------------   --------------   --------------
Net cash used in investing activities ..............      (601,751)        (478,100)        (297,360)
                                                     --------------   --------------   --------------

Cash flows from financing activities:
   Dividends paid to shareholders ..................       (10,685)         (10,618)         (10,825)
   Proceeds from issuance of short- and
      long-term debt ...............................       205,521          309,079           43,000
   Repayment of short- and long-term debt ..........      (133,384)        (336,751)         (60,000)
   Reissuance of treasury stock ....................        16,830           18,699            3,912
   Repurchase of common stock ......................       (73,488)          (6,224)        (200,533)
                                                     --------------   --------------   --------------
Net cash provided by (used in) financing
     activities ....................................         4,794          (25,815)        (224,446)
                                                     --------------   --------------   --------------
Net increase (decrease) in cash and cash
     equivalents ...................................        29,162           47,122          (66,791)
Cash and cash equivalents at beginning of year .....       157,190          110,068          176,859
                                                     --------------   --------------   --------------
Cash and cash equivalents at end of year ........... $     186,352    $     157,190    $     110,068
                                                     ==============   ==============   ==============

See accompanying notes to consolidated financial statements.

                                    nineteen

                  MGIC INVESTMENT CORPORATION & SUBSIDIARIES --
                        December 31, 2001, 2000 and 1999

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of business

     MGIC Investment Corporation ("Company") is a holding company which, through Mortgage Guaranty Insurance Corporation ("MGIC") and several other subsidiaries, is principally engaged in the mortgage insurance business. The Company provides mortgage insurance to lenders throughout the United States to protect against loss from defaults on low down payment residential mortgage loans. Through certain other non-insurance subsidiaries, the Company also provides various services for the mortgage finance industry, such as contract underwriting and portfolio analysis and retention.

     At December 31, 2001, the Company's direct primary insurance in force (representing the current principal balance of all mortgage loans that are currently insured) and direct primary risk in force (representing the insurance in force multiplied by the insurance coverage percentage), excluding MGIC Indemnity Corporation ("MIC"), formerly known as Wisconsin Mortgage Assurance Corporation, was approximately $183.9 billion and $45.2 billion, respectively. In addition to providing direct primary insurance coverage, the Company also insures pools of mortgage loans. The Company's direct pool risk in force at December 31, 2001 was approximately $2.0 billion. MIC's direct primary insurance in force, direct primary risk in force and direct pool risk in force was approximately $0.7 billion, $0.2 billion and $0.3 billion, respectively, at December 31, 2001. (See note 7.)

2.     Basis of presentation and summary of significant accounting policies

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation
     The consolidated financial statements include the accounts of MGIC Investment Corporation and its wholly-owned subsidiaries. All intercompany transactions have been eliminated. The Company's 45.9% investment in Credit-Based Asset Servicing and Securitization LLC ("C-BASS") and 45.5% investment in Sherman Financial Group LLC, ("Sherman"), which are joint ventures with Radian Group Inc. and 45.8% investment in Customers Forever LLC, ("Customers Forever"), a joint venture with Marshall & Ilsley Corporation are accounted for on the equity method and recorded on the balance sheet as investments in joint ventures. The Company's equity earnings from these joint ventures are included in other revenue. (See note 8.)

     The Company has certain other joint ventures and investments of an immaterial amount.

Investments
     The Company categorizes its investment portfolio according to its ability and intent to hold the investments to maturity. Investments which the Company does not have the ability and intent to hold to maturity are considered to be available-for- sale and must be recorded at market and the unrealized gains or losses recognized as an increase or decrease to shareholders' equity. The Company's entire investment portfolio is classified as available-for-sale. Realized investment gains and losses are reported in income based upon specific identification of securities sold. (See note 4.)

Home office and equipment
     Home office and equipment is carried at cost net of depreciation. For financial statement reporting purposes, depreciation is determined on a straight-line basis for the home office, equipment and data processing hardware over estimated lives of 45, 5 and 3 years, respectively. For income tax purposes, the Company uses accelerated depreciation methods.

     Home office and equipment is shown net of accumulated depreciation of $34.9 million and $31.3 million at December 31, 2001 and 2000, respectively.

Deferred insurance policy acquisition costs
     Costs associated with the acquisition of mortgage insurance business, consisting of employee compensation and other policy issuance and underwriting expenses, are initially deferred and reported as deferred acquisition costs
(DAC). Because Statement of Financial Accounting Standards No. 60, Accounting and Reporting by Insurance Enterprises, specifically excludes mortgage guaranty insurance from its guidance relating to the amortization of DAC, amortization of these costs for each underwriting year twenty
book of business are charged against revenue in proportion to estimated gross profits over the life of the policies using the guidance of Statement of Financial Accounting Standards No. 97, Accounting and Reporting by Insurance Enterprises For Certain Long Duration Contracts and Realized Gains and Losses From the Sale of Investments. This includes accruing interest on the unamortized balance of DAC. The estimates for each underwriting year are updated annually to reflect actual experience and any changes to key assumptions such as persistency or loss development.

     During 2001, 2000 and 1999, the Company amortized $22.2 million, $20.6 million and $16.8 million, respectively, of deferred insurance policy acquisition costs.

Loss reserves
     Reserves are established for reported insurance losses and loss adjustment expenses based on when notices of default on insured mortgage loans are received. Reserves are also established for estimated losses incurred on notices of default not yet reported by the lender. Consistent with industry practices, the Company does not establish loss reserves for future claims on insured loans which are not currently in default. Reserves are established by management using estimated claims rates and claims amounts in estimating the ultimate loss. Amounts for salvage recoverable are considered in the determination of the reserve estimates. Adjustments to reserve estimates are reflected in the financial statements in the years in which the adjustments are made. The liability for reinsurance assumed is based on information provided by the ceding companies.

     The incurred but not reported ("IBNR") reserves result from defaults occurring prior to the close of an accounting period, but which have not been reported to the Company. Consistent with reserves for reported defaults, IBNR reserves are established using estimated claims rates and claims amounts for the estimated number of defaults not reported.

     Reserves also provide for the estimated costs of settling claims, including legal and other expenses and general expenses of administering the claims settlement process. (See note 6.)

Income recognition
     The insurance subsidiaries write policies which are guaranteed renewable contracts at the insured's option on a single, annual or monthly premium basis. The insurance subsidiaries have no ability to reunderwrite or reprice these contracts. Premiums written on a single premium basis and an annual premium basis are initially deferred as unearned premium reserve and earned over the policy term. Premiums written on policies covering more than one year are amortized over the policy life in accordance with the expiration of risk which is the anticipated claim payment pattern based on historical experience. Premiums written on annual policies are earned on a monthly pro rata basis. Premiums written on monthly policies are earned as coverage is provided.

     Fee income of the non-insurance subsidiaries is earned and recognized as the services are provided and the customer is obligated to pay.

Income taxes
     The Company and its subsidiaries file a consolidated federal income tax return. A formal tax sharing agreement exists between the Company and its subsidiaries. Each subsidiary determines income taxes based upon the utilization of all tax deferral elections available. This assumes tax and loss bonds are purchased and held to the extent they would have been purchased and held on a separate company basis since the tax sharing agreement provides that the redemption or non-purchase of such bonds shall not increase such member's separate taxable income and tax liability on a separate company basis.

     Federal tax law permits mortgage guaranty insurance companies to deduct from taxable income, subject to certain limitations, the amounts added to contingency loss reserves. Generally, the amounts so deducted must be included in taxable income in the tenth subsequent year. The deduction is allowed only to the extent that U.S. government non-interest bearing tax and loss bonds are purchased and held in an amount equal to the tax benefit attributable to such deduction. The Company accounts for these purchases as a payment of current federal income taxes.

     Deferred income taxes are provided under the liability method which recognizes the future tax effects of temporary differences between amounts reported in the financial statements and the tax bases of these items. The expected tax effects are computed at the current federal tax rate. (See note 10.)

Benefit plans
     The Company has a non-contributory defined benefit pension plan covering substantially all employees. Retirement benefits are based on compensation and twenty-one
years of service. The Company's policy is to fund pension cost as required under the Employee Retirement Income Security Act of 1974. (See note 9.)

     The Company accrues the estimated costs of retiree medical and life benefits over the period during which employees render the service that qualifies them for benefits. The Company offers both medical and dental benefits for retired employees and their spouses. Benefits are generally funded on a pay-as-you-go basis. (See note 9.)

Reinsurance
     Loss reserves and unearned premiums are reported before taking credit for amounts ceded under reinsurance treaties. Ceded loss reserves are reflected as "Reinsurance recoverable on loss reserves". Ceded unearned premiums are reflected as "Reinsurance recoverable on unearned premiums". The Company remains contingently liable for all reinsurance ceded. (See note 7.)

Earnings per share
     The Company's basic and diluted earnings per share ("EPS") have been calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share. The Company's net income is the same for both basic and diluted EPS. Basic EPS is based on the weighted-average number of common shares outstanding. Diluted EPS is based on the weighted-average number of common shares outstanding and common stock equivalents which would arise from the exercise of stock options. The following is a reconciliation of the weighted-average number of shares used for basic EPS and diluted EPS. (See note 11.)

                                             Years Ended December 31,
                                     ----------------------------------------
                                          2001           2000          1999
                                          ----           ----          ----
                                               (shares in thousands)
    Weighted-average shares -
       Basic EPS                        106,941        106,202       108,061
    Common stock equivalents                854          1,058         1,197
                                     -----------     ----------    ----------
    Weighted-average shares -
       Diluted EPS                      107,795        107,260       109,258
                                     ===========     ==========    ==========

Statement of cash flows
     For purposes of the consolidated statement of cash flows, the Company considers short-term investments to be cash equivalents, as short-term investments have original maturities of three months or less.

Comprehensive income
     The Company's total comprehensive income, as calculated per SFAS No. 130, Reporting Comprehensive Income, was as follows:

                                                            Years Ended December 31,
                                                        2001           2000              1999
                                                        ----           ----              ----
                                                            (In thousands of dollars)
Net income                                             $639,137      $541,999         $470,201
Other comprehensive (loss) income                       (29,170)      116,549         (135,307)
                                                      ---------      --------         --------
      Total comprehensive income                       $609,967      $658,548         $334,894
                                                      =========      ========         ========
Other comprehensive (loss) income (net of tax):
      Cumulative effect  - FAS 133                    $  (5,982)     $    N/A        $     N/A
      Net derivative losses                              (2,919)          N/A              N/A
      Amortization of deferred losses                     1,082           N/A              N/A
      FAS 115                                           (21,351)      116,549         (135,307)
                                                      ---------      --------         --------

Comprehensive income                                  $ (29,170)     $116,549        $(135,307)
                                                      =========      ========        =========

     The difference between the Company's net income and total comprehensive income for the years ended December 31, 2001, 2000 and 1999 is due to the change in unrealized appreciation/depreciation on investments, the cumulative effect of the adoption of SFAS No. 133 and the market value adjustment of the hedges, all net of tax.

Recent accounting pronouncements
     The Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), effective January 1, 2001. The statement establishes accounting and reporting standards for derivative instruments and for hedging activities. The adoption of SFAS 133 did not have a significant effect on the Company's results of operations or its financial position due to its limited use of derivative instruments. (See note 5.)

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations, and No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. SFAS 141 is effective for all business combinations initiated after June 30, 2001 and SFAS 142 is effective for fiscal years beginning after December 15, 2001.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for fiscal years beginning after December 15, 2001.

                                   twenty-two

     Management does not anticipate adoption of these pronouncements will have a significant effect on the Company's results of operations or its financial position.

Reclassifications
     Certain reclassifications have been made in the accompanying financial statements to 2000 and 1999 amounts to allow for consistent financial reporting.

3.     Related party transactions

     The Company provided certain services to C-BASS and Customers Forever in 2001, 2000 and 1999 in exchange for an immaterial amount of fees. In addition, C-BASS provided certain services to the Company during 2001, 2000 and 1999 in exchange for an immaterial amount of fees.


                                  twenty-three

4.     Investments

     The following table summarizes the Company's investments at December 31, 2001 and 2000:

                                                                                           Financial
                                                  Amortized             Market             Statement
                                                     Cost               Value                Value
                                               -----------------   ----------------     -----------------
                                                               (In thousands of dollars)
At December 31, 2001:

   Securities, available-for-sale:
       Fixed maturities .....................  $      3,804,274    $      3,888,740     $      3,888,740
       Equity securities ....................            21,481              20,747               20,747
       Short-term investments ...............           159,901             159,960              159,960
                                               -----------------   -----------------    -----------------
   Total investment portfolio ...............  $      3,985,656    $      4,069,447     $      4,069,447
                                               =================   =================    =================
At December 31, 2000:

   Securities, available-for-sale:
       Fixed maturities .....................  $      3,182,063    $      3,298,561     $      3,298,561
       Equity securities ....................            21,903              22,042               22,042
       Short-term investments ...............           151,592             151,592              151,592
                                               -----------------   -----------------    -----------------
   Total investment portfolio ...............  $      3,355,558    $      3,472,195     $      3,472,195
                                               =================   =================    =================

     The amortized cost and market value of investments at December 31, 2001 are as follows:

                                                              Gross             Gross
                                          Amortized         Unrealized       Unrealized          Market
December 31, 2001:                          Cost              Gains            Losses            Value
------------------                     ----------------   ---------------  ----------------  ---------------
                                                            (In thousands of dollars)
U.S. Treasury securities
   and obligations of U.S.
   government corporations
   and agencies ...................... $       307,761    $        3,486   $        (5,799)  $      305,448
Obligations of states and
   political subdivisions ............       2,998,688            85,336           (14,513)       3,069,511
Corporate securities .................         564,659            15,201            (1,497)         578,363
Mortgage-backed securities ...........          79,082             1,089                 -           80,171
Debt securities issued
   by foreign sovereign
   governments .......................          13,985             1,222                 -           15,207
                                       ----------------   ---------------  ----------------  ---------------
   Total debt securities .............       3,964,175           106,334           (21,809)       4,048,700
Equity securities ....................          21,481                 -              (734)          20,747
                                       ----------------   ---------------  ----------------  ---------------

   Total investment portfolio ........ $     3,985,656    $      106,334   $       (22,543)  $    4,069,447
                                       ================   ===============  ================  ===============

     The amortized cost and market value of investments at December 31, 2000 are as follows:

                                                               Gross             Gross
                                          Amortized          Unrealized       Unrealized           Market
December 31, 2000:                           Cost              Gains            Losses              Value
------------------                     -----------------   ---------------  ----------------  ------------------
                                                              (In thousands of dollars)
U.S. Treasury securities
   and obligations of U.S.
   government corporations
   and agencies ...................... $        220,168    $        6,033   $          (592)  $         225,609
Obligations of states and
   political subdivisions ............        2,382,766           106,776            (1,226)          2,488,316
Corporate securities .................          715,115            12,152            (7,282)            719,985
Mortgage-backed securities ...........            1,648                 9                 -               1,657
Debt securities issued
   by foreign sovereign
   governments .......................           13,958               628                 -              14,586
                                       -----------------   ---------------  ----------------  ------------------
   Total debt securities .............        3,333,655           125,598            (9,100)          3,450,153
Equity securities ....................           21,903               757              (618)             22,042
                                       -----------------   ---------------  ----------------  ------------------

   Total investment portfolio ........ $      3,355,558    $      126,355   $        (9,718)  $       3,472,195
                                       =================   ===============  ================  ==================

                                  twenty-four

     The amortized cost and market values of debt securities at December 31, 2001, by contractual maturity, are shown below. Debt securities consist of fixed maturities and short-term investments. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          Amortized             Market
                                            Cost                Value
                                      ----------------     ------------------
                                            (In thousands of dollars)

Due in one year or less ............  $        225,653     $          226,632
Due after one year through
   five years ......................           810,272                835,696
Due after five years through
   ten years .......................         1,239,608              1,257,389
Due after ten years ................         1,609,560              1,648,812
                                      -----------------    -------------------
                                             3,885,093              3,968,529

Mortgage-backed securities .........            79,082                 80,171
                                      -----------------    -------------------

Total at December 31, 2001 .........  $      3,964,175     $        4,048,700
                                      =================    ===================

       Net investment income is comprised of the following:

                                  2001              2000               1999
                                  ----              ----               ----
                                         (In thousands of dollars)

Fixed maturities ...........  $     195,821     $    167,810     $     144,614
Equity securities ..........          2,953            1,279               975
Short-term investments .....          6,863           10,673             8,865
Other ......................            495              341                46
                              --------------    -------------    --------------

Investment income ..........        206,132          180,103           154,500
Investment expenses ........         (1,739)          (1,568)           (1,429)
                              --------------    -------------    --------------

Net investment income ......  $     204,393     $    178,535     $     153,071
                              ==============    =============    ==============

     The net realized investment gains (losses) and change in net unrealized appreciation (depreciation) of investments are as follows:

                                                   2001             2000              1999
                                                   ----             ----              ----
                                                          (In thousands of dollars)
Net realized investment gains (losses)
  on sale of investments:
      Fixed maturities ....................  $      38,199    $       1,440     $           3,409
      Equity securities ...................           (876)               -                     -
      Short-term investments ..............             29               (8)                   (3)
                                             --------------   --------------    ------------------
                                                    37,352            1,432                 3,406
                                             --------------   --------------    ------------------
Change in net unrealized appreciation
  (depreciation):
      Fixed maturities ....................        (32,032)         182,387              (208,338)
      Equity securities ...................           (873)          (3,084)                  179
      Short-term investments ..............             59                -                     -
                                             --------------   --------------    ------------------
                                                   (32,846)         179,303              (208,159)
                                             --------------   --------------    ------------------
Net realized investment gains
   (losses) and change in net
   unrealized appreciation
   (depreciation) .........................  $       4,506    $     180,735     $        (204,753)
                                             ==============   ==============    ==================

     The gross realized gains and the gross realized losses on sales of available-for-sale securities were $50.8 million and $13.4 million, respectively, in 2001, $18.2 million and $16.8 million, respectively, in 2000 and $14.5 million and $11.1 million, respectively, in 1999.

     The tax (benefit) expense of the changes in net unrealized (depreciation) appreciation was ($11.5) million, $62.8 million and ($72.9) million for 2001, 2000 and 1999, respectively.

5.     Short- and long- term debt

     During the first quarter of 2001, the Company established a $200 million commercial paper program, which was rated "A-1" by Standard and Poors ("S&P") and "P-1" by Moody's. At December 31, 2001, the Company had $172.1 million in commercial paper outstanding with a weighted average interest rate of 1.91%.

     The Company has a $200 million credit facility available at December 31, 2001, with $100 million expiring in 2003 and $100 million expiring in 2004. Under the terms of the credit facilities, the Company must maintain shareholders' equity of at least $1 billion and MGIC must maintain a claims paying ability rating of AA- or better with S&P. At December 31, 2001, the Company had shareholders' equity of $3.02 billion and MGIC had a claims paying ability rating of AA+ from S&P. These facilities are currently being used as liquidity back up facilities for the outstanding commercial paper. The remaining credit available under these facilities after reduction for the amount necessary to support the commercial paper was $27.9 million at December 31, 2001. The Company had $98 million outstanding under the credit facility at December 31, 2000.

     In June of 2000, the Company filed a $500 million public debt shelf registration statement. During the fourth quarter of 2000, the Company issued, in public offerings, $300 million, 7-1/2% Senior Notes due in 2005. The notes are unsecured and were rated "A1" by Moody's and "A+" by S&P. The Company had Senior Notes outstanding of $300 million at December 31, 2001 and 2000.

     Interest payments on all long-term debt were $26.9 million, $25.5 million and $22.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. At December 31, 2001, the market value of the long-term debt is $492.6 million.

                                  twenty-five

     The Company uses interest rate swaps to hedge interest rate exposure associated with its short- and long-term debt. During 1999, the Company utilized three interest rate swaps, each with a notional amount of $100 million, to reduce and manage interest rate risk on a portion of the variable rate debt under the credit facilities. The notional amount of $100 million represents the stated principal balance used for calculating payments. The Company received and paid amounts based on rates that were both fixed and variable. Earnings on the swaps during 1999, of approximately $3.8 million, were netted against interest expense.

     In 2000, two of the swaps were amended and designated as fair-value hedges which qualified for short cut accounting. The Company paid an interest rate based on LIBOR and received a fixed rate of 7.5% to hedge the 5 year Senior Notes issued in the fourth quarter of 2000. These swaps were terminated in September 2001. The gain on termination is being amortized over the remaining life of the underlying debt. The remaining swap was also amended during 2000 and designated as a cash flow hedge. Under the terms of the swap contract, the Company pays a fixed rate of 6.79% and receives an interest rate based on LIBOR. The swap has an expiration date coinciding with the maturity of the credit facilities and is designated as a hedge. Gains or losses arising from the amendment or termination of interest rate swaps are deferred and amortized to interest expense over the life of the hedged items. Earnings on the swaps during 2000 of approximately $0.3 million were netted against interest expense. Expenses on the swaps during 2001, of approximately $3.7 million, were included in interest expense. The swap outstanding at December 31, 2001 is evaluated quarterly using regression analysis with any ineffectiveness being recorded as an expense. To date this evaluation has not resulted in any hedge ineffectiveness. The swaps are subject to credit risk to the extent the counterparty would be unable to discharge its obligations under the swap agreements.

6.     Loss reserves

     Loss reserve activity was as follows:

                                                    2001              2000                1999
                                                    ----              ----                ----
                                                          (In thousands of dollars)
Reserve at beginning of year ................  $      609,546     $     641,978    $     681,274
Less reinsurance recoverable ................          33,226            35,821           45,527
                                               ---------------    --------------   --------------
Net reserve at beginning of year ............         576,320           606,157          635,747
Reserve transfer (1) ........................               -                85              833
                                               ---------------    --------------   --------------
Adjusted reserve at beginning
     of year ................................         576,320           606,242          636,580

Losses incurred:
  Losses and LAE incurred in respect
    of default notices received in:
       Current year .........................         372,940           320,769          333,193
       Prior years (2) ......................        (212,126)         (229,046)        (235,997)
                                               ---------------    --------------   --------------
          Subtotal ..........................         160,814            91,723           97,196
                                               ---------------    --------------   --------------
Losses paid:
  Losses and LAE paid in respect
    of default notices received in:
       Current year .........................          14,047             9,044            7,601
       Prior years ..........................         136,311           112,601          120,018
                                               ---------------    --------------   --------------
          Subtotal ..........................         150,358           121,645          127,619
                                               ---------------    --------------   --------------
Net reserve at end of year ..................         586,776           576,320          606,157
Plus reinsurance recoverables ...............          26,888            33,226           35,821
                                               ---------------    --------------   --------------
Reserve at end of year ......................  $      613,664     $     609,546    $     641,978
                                               ===============    ==============   ==============

(1)    Received in conjunction with the cancellation of certain reinsurance treaties. (See note 7.)

(2)    A negative number for a prior year indicates a redundancy of loss reserves, and a positive number for a prior year indicates a deficiency of loss reserves.

     The top portion of the table above shows losses incurred on default notices received in the current year and in prior years, respectively. The amount of losses incurred relating to default notices received in the current year represents the estimated amount to be ultimately paid on such default notices. The amount of losses incurred relating to default notices received in prior years represents an adjustment made in the current year for defaults which were included in the loss reserve at the end of the prior year.

     Current year losses incurred increased from 2000 to 2001 primarily due to an increase in the primary notice inventory related to bulk default activity, the maturation of the 1998 and 1999 books of business and defaults arising from the early development of the 2000 book of business. The primary insurance notice inventory increased from 37,422 at December 31, 2000 to 54,653 at December 31, 2001 and pool insurance notice twenty-six
inventory increased from 18,209 at December 31, 2000 to 23,623 at December 31, 2001. Included in the notice inventory was the bulk notice inventory of 18,460 at December 31, 2001 and 7,533 at December 31, 2000. The default rate at December 31, 2001 was 3.46% compared to 2.58% at December 31, 2000. Excluding bulk defaults, the default rates were 2.65% and 2.19% at December 31, 2001 and 2000, respectively. The default rates on bulk loans were 8.59% and 9.02% at December 31, 2001 and 2000, respectively. The average claim paid for 2001 was $18,607 compared to $18,977 in 2000.

     The favorable development of the reserves in 2001, 2000 and 1999 is reflected in the prior year line, and results from the actual claim rates and actual claim amounts being lower than those estimated by the Company when originally establishing the reserve at December 31, 2000, 1999 and 1998, respectively.

     The lower portion of the table above shows the breakdown between claims paid on default notices received in the current year and default notices received in prior years. Since it takes, on average, about twelve months for a default which is not cured to develop into a paid claim, most losses paid relate to default notices received in prior years.

7.     Reinsurance

     The Company cedes a portion of its business to reinsurers and records assets for reinsurance recoverable on estimated reserves for unpaid losses and unearned premiums. Business written between 1985 and 1993 is ceded under various quota share reinsurance agreements with several reinsurers. The Company receives a ceding commission in connection with this reinsurance. Beginning in 1997, the Company has ceded business to captive reinsurance subsidiaries of certain mortgage lenders primarily under excess of loss reinsurance agreements.

     The reinsurance recoverable on loss reserves and the reinsurance recoverable on unearned premiums primarily represent amounts recoverable from large international reinsurers. The Company monitors the financial strength of its reinsurers including their claims paying ability rating and does not currently anticipate any collection problems. Generally, reinsurance recoverables on loss reserves and unearned premiums are backed by trust funds or letters of credit. No reinsurer represents more than $10 million of the aggregate amount recoverable. As a result of the purchase of MIC on December 31, 1998, reinsurance recoverable on loss reserves as shown in the Consolidated Balance Sheet includes approximately $11 million and $15 million of reinsured loss reserves at December 31, 2001 and December 31, 2000, respectively.

     The effect of reinsurance on premiums earned and losses incurred is as follows:

                                  2001               2000              1999
                                            (In thousands of dollars)
Premiums earned:
   Direct ..................  $    1,107,168    $     939,981     $     819,485
   Assumed .................             686              999             1,442
   Ceded ...................         (65,587)         (50,889)          (28,346)
                              ---------------   --------------    --------------

   Net premiums earned .....  $    1,042,267    $     890,091     $     792,581
                              ===============   ==============    ==============

Losses incurred:
   Direct ..................  $      157,360    $      93,218     $      94,920
   Assumed .................            (123)              35            (1,332)
   Ceded ...................           3,577           (1,530)            3,608
                              ---------------   --------------    --------------

   Net losses incurred .....  $      160,814    $      91,723     $      97,196
                              ===============   ==============    ==============

8.     Investments in joint ventures

     C-BASS engages in the acquisition and resolution of delinquent single-family residential mortgage loans ("mortgage loans"). C-BASS also purchases and sells mortgage-backed securities ("mortgage securities"), interests in real estate mortgage investment conduit residuals and performs mortgage loan servicing. In addition, C-BASS issues mortgage-backed debt securities collateralized by mortgage loans and mortgage securities. Substantially all of C-BASS's mortgage-related assets do not have readily ascertainable market values and as a result their value for financial statement purposes is estimated by the management of C-BASS. Market value adjustments could impact the Company's share of C-BASS's results of operations.

     Total combined assets of C-BASS at December 31, 2001 and 2000 were approximately $1.3 billion and $1.0 billion, respectively, of which approximately $1,071 million and $867 million, respectively, were mortgage-related assets, including open trades. Total liabilities at December 31, 2001 and 2000 were approximately $981 million and $765 million, respectively, of which approximately $938 million and $746 million, respectively, were funding arrangements, including accrued interest. For the years ended December 31, 2001 and 2000, revenues of approximately $216 million and $153 million, respectively, and expenses of approximately twenty-seven

$130 million and $97 million, respectively, resulted in income before tax of approximately $86 million and $56 million, respectively. The Company's investment in C-BASS on an equity basis at December 31, 2001 was $127.8 million.

     Sherman is engaged in the business of purchasing, servicing and securitizing delinquent unsecured consumer assets such as credit card loans and Chapter 13 bankruptcy debt. A substantial portion of Sherman's consolidated assets are investments in receivable portfolios that do not have readily ascertainable market values and as a result their value for financial statement purposes is estimated by the management of Sherman. Market value adjustments could impact the Company's share of Sherman's results of operations. The Company's investment in Sherman on an equity basis at December 31, 2001 was $36.1 million.

     The Company expects that it will provide additional funding to the joint ventures.

9.     Benefit plans

     The following tables provide reconciliations of the changes in the benefit obligation, fair value of plan assets and funded status of the pension and other postretirement benefit plans:

                                                                              Other Postretirement
                                                      Pension Benefits              Benefits
                                                -------------------------   ------------------------
                                                    2001         2000          2001           2000
                                                    ----         ----          ----           ----
                                                               (In thousands of dollars)
Reconciliation of benefit obligation:
Benefit obligation at beginning of year ......   $ 74,182      $ 69,971      $ 27,924      $ 24,512
   Service cost ..............................      5,113         4,734         2,065         1,943
   Interest cost .............................      5,518         4,885         2,056         1,831
   Plan transfer .............................      1,202          --            --            --
   Actuarial loss (gain) .....................      6,838        (4,341)        5,336           (18)
   Benefits paid .............................     (1,224)       (1,067)         (649)         (344)
                                                 --------      --------      --------      --------

Benefit obligation at end of year ............   $ 91,629      $ 74,182      $ 36,732      $ 27,924
                                                 ========      ========      ========      ========
Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning
    of year ..................................   $ 86,285      $ 86,848      $ 13,556      $ 13,330
   Actual return on plan assets ..............     (4,385)       (1,627)       (1,095)         (524)
   Employer contributions ....................      9,483         2,131         1,641           750
   Benefits paid .............................     (1,224)       (1,067)         --            --
                                                 --------      --------      --------      --------
Fair value of plan assets at end of year .....   $ 90,159      $ 86,285      $ 14,102      $ 13,556
                                                 ========      ========      ========      ========
Reconciliation of funded status:
Benefit obligation at end of year ............   $(91,629)     $(74,182)     $(36,732)     $(27,924)
Fair value of plan assets at end of year .....     90,159        86,285        14,102        13,556
                                                 --------      --------      --------      --------
Funded status at end of year .................     (1,470)       12,103       (22,630)      (14,368)
   Unrecognized net actuarial loss (gain) ....      8,935        (7,977)        4,075        (3,426)
   Unrecognized net transition obligation ....       --            --           5,829         6,359
   Unrecognized prior service cost ...........      2,864         2,176          --            --
                                                 --------      --------      --------      --------
Prepaid (accrued) benefit cost ...............   $ 10,329      $  6,302      $(12,726)     $(11,435)
                                                 ========      ========      ========      ========

                                  twenty-eight

     The following table provides the components of net periodic benefit cost for the pension and other postretirement benefit plans:

                                                                                        Other Postretirement
                                                     Pension Benefits                         Benefits
                                            ------------------------------------ ------------------------------------
                                                2001        2000        1999         2001        2000        1999
                                                ----        ----        ----         ----        ----        ----
                                                                    (In thousands of dollars)
Service cost .............................  $    5,113  $    4,734  $     5,869  $    2,065  $    1,943  $     2,041
Interest cost ............................       5,518       4,885        4,677       2,056       1,831        1,644
Expected return on plan assets ...........      (6,350)     (6,496)      (5,543)     (1,016)     (1,009)        (844)
Recognized net actuarial gain ............         (27)       (520)           -         (54)       (146)         (17)
Amortization of transition obligation ....           -          32           32         530         530          530
Amortization of prior service cost .......         232         183          183           -           -            -
                                            ----------- ----------- ------------ ----------- ----------- ------------
Net periodic benefit cost ................  $    4,486  $    2,818  $     5,218  $    3,581  $    3,149  $     3,354
                                            =========== =========== ============ =========== =========== ============

     The assumptions used in the measurement of the Company's pension and other postretirement benefit obligations are shown in the following table:

                                                                                        Other Postretirement
                                                      Pension Benefits                        Benefits
                                             --------------------------------   ------------------------------
                                              2001        2000        1999        2001       2000        1999
                                              ----        ----        ----        ----       ----        ----
Weighted-average interest rate
  assumptions as of December 31:
      Discount rate .......................   7.0%        7.5%         7.5%       7.0%        7.5%       7.5%
      Expected return on plan assets ......   7.5%        7.5%         7.5%       7.5%        7.5%       7.5%
      Rate of compensation increase .......   6.0%        6.0%         6.0%        N/A         N/A        N/A

     Plan assets consist of fixed maturities and equity securities. The Company is amortizing the unrecognized transition obligation for other postretirement benefits over 20 years.

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation is:

          Medical Pre 65: ..... 9.0% for 2001 graded down by 0.5% to 6.0% in
                                2007 and remaining level thereafter.

          Medical Post 65: .... 9.0% for 2001 graded down by 0.5% to 6.0% in
                                2007 and remaining at 6.0% thereafter.

          Dental: ............. 6.0% per year.

     A 1% change in the health care trend rate assumption would have the following effects on other postretirement benefits:

                                                       1-Percentage            1-Percentage
                                                      Point Increase          Point Decrease
                                                     -----------------       -----------------
                                                            (In thousands of dollars)

Effect on total service and interest cost
   components .....................................  $        844            $        (721)
Effect on postretirement benefit obligation .......         6,896                    (5,966)

     The Company has a profit sharing and 401(k) savings plan for employees. At the discretion of the Board of Directors, the Company may make a profit sharing contribution of up to 5% of each participant's compensation. The Company provides a matching 401(k) savings contribution on employees' before-tax contributions at a rate of 80% of the first $1,000 contributed and 40% of the next $2,000 contributed. Profit sharing costs and the Company's matching contributions to the 401(k) savings plan were $5.8 million, $4.7 million and $5.3 million in 2001, 2000 and 1999, respectively.

10.    Income taxes

     The components of the net deferred tax liability as of December 31, 2001 and 2000 are as follows:

                                                     2001               2000
                                                     ----               ----
                                                   (In thousands of dollars)

Unearned premium reserves ...................  $     (11,269)     $     (12,054)
Deferred policy acquisition costs ...........         11,244              9,044
Loss reserves ...............................         (4,009)            (6,368)
Unrealized appreciation in investments ......         25,116             40,822
Contingency reserve .........................         50,018             51,330
Mortgage investments ........................         45,966             16,499
Litigation settlement .......................         (7,918)            (8,128)
Other, net ..................................         (2,698)            (9,364)
                                               --------------     --------------
Net deferred tax liability ..................  $     106,450      $      81,781
                                               ==============     ==============

                                  twenty-nine

     At December 31, 2001, gross deferred tax assets and liabilities amount to $70.8 million and $177.2 million, respectively. Management believes that all gross deferred tax assets at December 31, 2001 are fully realizable and no valuation reserve is established.

     The following summarizes the components of the provision for income tax:


                                      2001             2000              1999
                                      ----             ----              ----
                                              (In thousands of dollars)
Federal:
   Current ....................  $    248,679     $    208,949     $    179,423
   Deferred ...................        40,376           34,476           28,874
State .........................         3,718            3,377            2,512
                                 -------------    -------------    -------------
Provision for income tax ......  $    292,773     $    246,802     $    210,809
                                 =============    =============    =============

     The Company paid $271.3 million, $199.9 million and $173.1 million in federal income tax in 2001, 2000 and 1999, respectively. At December 31, 2001 and 2000, the Company owned $1,004.3 million and $838.0 million, respectively, of tax and loss bonds.

     The reconciliation of the tax provision computed at the federal tax rate of 35% to the reported provision for income tax is as follows:


                                          2001            2000           1999
                                          ----            ----           ----
                                                 (In thousands of dollars)
Tax provision computed at federal
   tax rate ......................... $   326,169    $   276,080    $   238,354
(Decrease) increase in tax
   provision resulting from:
      Tax exempt municipal bond
          interest ..................     (35,715)       (32,350)       (31,851)
      Other, net ....................       2,319          3,072          4,306
                                      ------------   ------------   ------------

Provision for income tax ............ $   292,773    $   246,802    $   210,809
                                      ============   ============   ============

11.    Shareholders' equity and dividend restrictions

     The Company's insurance subsidiaries are subject to statutory regulations as to maintenance of policyholders' surplus and payment of dividends. The maximum amount of dividends that the insurance subsidiaries may pay in any twelve-month period without regulatory approval by the Office of the Commissioner of Insurance of the State of Wisconsin ("OCI") is the lesser of adjusted statutory net income or 10% of statutory policyholders' surplus as of the preceding calendar year end. Adjusted statutory net income is defined for this purpose to be the greater of statutory net income, net of realized investment gains, for the calendar year preceding the date of the dividend or statutory net income, net of realized investment gains, for the three calendar years preceding the date of the dividend less dividends paid within the first two of the preceding three calendar years. In 2002, MGIC can pay $137.4 million of dividends and the other insurance subsidiaries of the Company can pay $7.8 million of dividends without such regulatory approval.

     Certain of the Company's non-insurance subsidiaries also have requirements as to maintenance of net worth. These restrictions could also affect the Company's ability to pay dividends.

     In 2001, 2000 and 1999, the Company paid dividends of $10.7 million, $10.6 million and $10.8 million, respectively, or $0.10 per share in 2001, 2000 and 1999.

     The principles used in determining statutory financial amounts differ from generally accepted accounting principles ("GAAP"), primarily for the following reasons:

     Under statutory accounting practices, mortgage guaranty insurance companies are required to maintain contingency loss reserves equal to 50% of premiums earned. Such amounts cannot be withdrawn for a period of ten years except as permitted by insurance regulations. Contingency loss reserves are not reflected as liabilities under GAAP.

     Under statutory accounting practices, insurance policy acquisition costs are charged against operations in the year incurred. Under GAAP, these costs are deferred and amortized as the related premiums are earned commensurate with the expiration of risk.

     Under statutory accounting practices, purchases of tax and loss bonds are accounted for as investments. Under GAAP, purchases of tax and loss bonds are recorded as payments of current income taxes.

     Under statutory accounting practices, fixed maturity investments are valued at amortized cost. Under GAAP, those investments which the Company does not have the ability and intent to hold to maturity are considered to be available for sale and are recorded at market, with the unrealized gain or loss recognized, net of tax, as an increase or decrease to shareholders' equity.

                                     thirty

     The statutory net income, equity and the contingency reserve liability of the insurance subsidiaries (excluding the non-insurance companies) are as follows:

          Year Ended          Net                                  Contingency
         December 31,        Income            Equity                Reserve
         ------------        ------            ------               ---------
                              (In thousands of dollars)

             2001       $     426,294      $    1,451,808      $    3,039,332
             2000             348,137             991,343           2,616,653
             1999             296,287             637,234           2,253,418

     The differences between the statutory net income and equity presented above for the insurance subsidiaries and the consolidated net income and equity presented on a GAAP basis primarily represent the differences between GAAP and statutory accounting practices, and the effect of the treasury shares on consolidated equity.

     In 1998, the NAIC adopted the Codification of Statutory Accounting Principles guidance, which replaces the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting as of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and also changes current statutory accounting in other areas. The OCI has adopted the Codification guidance, effective January 1, 2001. The effect of the adoption has not had a material impact on the Company's insurance subsidiaries' statutory surplus. The most significant change affecting surplus is the requirement to record deferred income taxes.

     The Company has a stock option plan which permits certain officers and employees to purchase common stock at specified prices. A summary of activity in the stock option plans during 1999, 2000 and 2001 is as follows:

                                               Average              Shares
                                              Exercise              Subject
                                                Price              to Option
                                         --------------    --------------------

Outstanding, December 31, 1998 ........  $       24.87               3,193,924

   Granted ............................          42.29                 791,750
   Exercised ..........................           8.74                (413,930)
   Canceled ...........................          45.94                 (25,480)
                                                             ------------------
Outstanding, December 31, 1999 ........          30.52               3,546,264
                                                             ------------------
   Granted ............................          45.40                 954,000
   Exercised ..........................          16.91              (1,080,208)
   Canceled ...........................          37.96                 (35,060)
                                                             ------------------
Outstanding, December 31, 2000 ........          38.96               3,384,996
                                                             ------------------
   Granted ............................          57.90                 533,750
   Exercised ..........................          29.28                (555,952)
   Canceled ...........................          44.15                 (25,107)
                                                             ------------------
Outstanding, December 31, 2001 ........          43.56               3,337,687
                                                             ==================

     The exercise price of the options granted in 1999, 2000 and 2001 was equal to the market value of the stock on the date of grant. The options are exercisable between one and ten years after the date of grant. At December 31, 2001, 1,270,959 shares were available for future grant under the stock option plan.

     The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). Had compensation cost for the Company's stock option plan been determined based on the fair value method described by SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                          Year Ended December 31,
                                ------------------------------------------------
                                    2001             2000              1999
                                    ----             ----              ----

Net income                       $    625,654    $    530,625     $    464,793

Earnings per share:
   Basic ......................  $       5.85    $       5.00     $       4.30
   Diluted ....................  $       5.80    $       4.95     $       4.25

     The fair value of these options was estimated at grant date using the Black-Scholes option pricing model with the following weighted average assumptions for each year:

                                  Grants Issued in Year Ended December 31,
                                -----------------------------------------------
                                  2001             2000             1999
                                  ----             ----             ----
Risk free interest rate .......   5.10%            6.75%            5.18%
Expected life .................  5.0 years        6.8 years        5.4 years
Expected volatility ...........  39.64%           33.62%           33.55%
Expected dividend yield .......   0.16%            0.15%            0.16%
Fair value of each option .....  $24.43           $21.96           $16.70

     The following is a summary of stock options outstanding at December 31, 2001:

                                      Options Outstanding                       Options Exercisable
                         -----------------------------------------------   -------------------------------
                                         Remaining           Average                           Average
      Exercise                             Average           Exercise                          Exercise
     Price Range            Shares       Life (years)         Price             Shares            Price
     -----------            ------       ------------      ------------         ------         --------
$9.63 - $20.88               157,100         2.1           $       15.65         157,100     $      15.65

$26.69 - $47.31            2,531,437         6.7                   41.29       1,240,368            38.38

$53.70 - $68.63              649,150         8.4                   59.17          89,300            64.50
                       --------------                                        ------------
Total                      3,337,687         6.8                   43.56       1,486,768            37.55
                       ==============                                        ============

     At December 31, 2000 and 1999, option shares of 1,229,038 and 1,721,204 were exercisable at an average exercise price of $31.93 and $20.03, respectively. The Company also granted an immaterial amount of equity thirty-one
instruments other than options during 1999, 2000 and 2001.

     The Company adopted a Shareholder Rights Plan on July 22, 1999. Under terms of the plan, on August 9, 1999, Common Share Purchase Rights were distributed as a dividend at the rate of one Common Share Purchase Right for each outstanding share of the Company's Common Stock. The "Distribution Date" occurs ten days after an announcement that a person has acquired 15 percent or more of the Company's Common Stock (the date on which such an acquisition occurs is the "Shares Acquisition Date" and a person who makes such an acquisition is an "Acquiring Person"), or ten business days after a person announces or begins a tender offer in which consummation of such offer would result in ownership by a person of 15 percent or more of the Common Stock. The Rights are not exercisable until the Distribution Date. Each Right will initially entitle shareholders to buy one-half of one share of the Company's Common Stock at a Purchase Price of $225 per full share (equivalent to $112.50 for each one-half share), subject to adjustment. If there is an Acquiring Person, then each Right (subject to certain limitations) will entitle its holder to purchase, at the Rights' then-current Purchase Price, a number of shares of Common Stock of the Company (or if after the Shares Acquisition Date, the Company is acquired in a business combination, common shares of the acquiror) having a market value at the time equal to twice the Purchase Price. The Rights will expire on July 22, 2009, subject to extension. The Rights are redeemable at a price of $0.001 per Right at any time prior to the time a person becomes an Acquiring Person. Other than certain amendments, the Board of Directors may amend the Rights in any respect without the consent of the holders of the Rights.

12.    Leases

     The Company leases certain office space as well as data processing equipment and autos under operating leases that expire during the next seven years. Generally, all rental payments are fixed.

     Total rental expense under operating leases was $6.7 million, $5.3 million and $5.5 million in 2001, 2000 and 1999, respectively.

     At December 31, 2001, minimum future operating lease payments are as follows (in thousands of dollars):

            2002 .........................................  $       5,709
            2003 .........................................          4,519
            2004 .........................................          2,131
            2005 .........................................          1,047
            2006 .........................................            232
            2007 and thereafter ..........................              0
                                                            --------------
               Total .....................................  $      13,638
                                                            ==============

13.    Contingencies and litigation settlement

     The Company is involved in litigation in the ordinary course of business. In the opinion of management, the ultimate resolution of this pending litigation will not have a material adverse effect on the financial position or results of operations of the Company.

     In addition, in June 2001, the Federal District Court for the Southern District of Georgia, before which Downey et. al.v. MGIC is pending, issued a final order approving a settlement agreement and certified a nationwide class of borrowers. In the fourth quarter of 2000, the Company recorded a $23.2 million charge to cover the estimated costs of the settlement, including payments to borrowers. Due to appeals of related orders denying certain class members the right to intervene to challenge certain aspects of the settlement in Downey and two related cases, payments to borrowers in the settlement are delayed pending the outcome of the appeals. The settlement includes an injunction that prohibits certain practices and specifies the basis on which agency pool insurance, captive mortgage reinsurance, contract underwriting and other products may be provided in compliance with the Real Estate Settlement Procedures Act.

     The complaint in the case alleges that MGIC violated the Real Estate Settlement Procedures Act by providing agency pool insurance, captive mortgage reinsurance, contract underwriting and other products that were not properly priced, in return for the referral of mortgage insurance. The complaint seeks damages of three times the amount of the mortgage insurance premiums that have been paid and that will be paid at the time of judgment for the mortgage insurance found to be involved in a violation of the Real Estate Settlement Procedures Act. The complaint also seeks injunctive relief, including prohibiting MGIC from receiving future premium payments. If the settlement is not fully thirty-two
implemented, the litigation will continue. In these circumstances, there can be no assurance that the ultimate outcome of the litigation will not materially affect the Company's financial position or results of operations.






                                  thirty-three

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors & Shareholders of
MGIC Investment Corporation

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of MGIC Investment Corporation and Subsidiaries (the "Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
January 9, 2002



                                  thirty-four

                       UNAUDITED QUARTERLY FINANCIAL DATA
                                                                 Quarter                           2001
             2001                              First       Second        Third       Fourth        Year
             ----                              -----       ------        -----       ------        ----
                                                    (In thousands of dollars, except per share data)
 Net premiums written ....................... $229,588     $256,903     $271,006     $278,856  $1,036,353
 Net premiums earned ........................  241,182      257,372      264,780      278,933   1,042,267
 Investment income, net of expenses .........   50,045       51,566       51,021       51,761     204,393
 Losses incurred, net .......................   29,377       36,304       43,468       51,665     160,814
 Underwriting and other expenses, net .......   51,654       58,524       58,317       65,999     234,494
 Net income .................................  157,924      161,218      158,992      161,003     639,137
 Earnings per share (a):
    Basic ...................................     1.48         1.51         1.48         1.51        5.98
    Diluted .................................     1.46         1.49         1.47         1.50        5.93


                                                                  Quarter                           2000
             2000                               First       Second        Third       Fourth        Year
             ----                               -----       ------        -----       ------        ----
                                                   (In thousands of dollars, except per share data)
Net premiums written ........................ $199,320     $220,814     $236,208     $231,046    $887,388
Net premiums earned .........................  210,104      218,434      229,208      232,345     890,091
Investment income, net of expenses ..........   40,609       42,731       46,125       49,070     178,535
Losses incurred, net ........................   22,615       22,540       21,442       25,126      91,723
Underwriting and other expenses, net ........   47,008       46,198       40,055       44,576     177,837
Litigation settlement .......................        -            -            -       23,221      23,221
Net income ..................................  127,220      136,103      146,355      132,321     541,999
Earnings per share (a):
   Basic ....................................     1.20         1.28         1.38         1.24        5.10
   Diluted ..................................     1.19         1.27         1.36         1.23        5.05

(a) Due to the use of weighted average shares outstanding when calculating earnings per share, the sum of the quarterly per share data may not equal the per share data for the year.










                                  thirty-five